Exhibit 12(B)


                             [LETTERHEAD OF DECHERT]

                                  May 25, 2001


Pilgrim International Fund, Inc
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  Pilgrim International Fund, Inc.
     (File No. 333-52368)

Dear Sirs:

     We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement of Pilgrim International Fund, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                Very truly yours,

                                /s/ Dechert